Exhibit 99.1

ADMINISTAFF ANNOUNCES INCREASED CASH AND WORKING CAPITAL
RELATED TO ITS WORKERS’ COMPENSATION
AND HEALTH CARE INSURANCE PROGRAMS

HOUSTON - June 2, 2005 - Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization (PEO), today announced the reduction of $34.3 million of deposits the company had previously made under its workers’ compensation and health insurance programs.

In May 2005, Administaff received $16.8 million in deposits previously held by its workers’ compensation insurance carrier, American International Group, Inc. (“AIG”), related to the 2003-2004 policy. Under the arrangement with AIG, a portion of Administaff’s monthly premiums is set aside to fund the payment of claims, and any excess premiums funded into the program are returned to Administaff subsequent to the end of the policy period.

On June 1, 2005, Administaff finalized its recently announced three-year definitive agreement with its primary health insurance carrier, UnitedHealthcare. Under the new arrangement, the requirement for the current $17.5 million security deposit has been eliminated, and such amount will be used to reduce Administaff’s funding requirements in the second quarter of 2005.

“These developments reflect the successful management of our workers’ compensation and health insurance programs,” said Richard G. Rawson, Administaff president. “We appreciate the ongoing commitment of both AIG and UnitedHealthcare to help us control program costs while also providing premium benefits for worksite employees at our client companies.”

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

(Note: The statements contained in this press release that are not historical facts, including those that are identified with the words “outlook,” “plan,” “expect,” “predict,” “appears,” “indicator” and similar words, are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors cited above as challenges and concerns and: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers’ compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the effectiveness of Administaff’s retirement services operation; (v) changes in the competitive environment in the Professional Employer Organization industry; (vi) Administaff’s liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)

###